Airbee Wireless Close to Clinching Two US Buyers

Airbee Wireless, Inc., a US-based company that has software development centres in Chennai and Bangalore, is on the verge of announcing two acquisitions in the US.

“We are looking at three acquisitions; we are sure two of them will happen in April,” Mr. Raj Sundaresan, founder and CEO of the company, told Business Line.

He refused to give any details of the acquisition, pending their finalization.

Airbee, set up in 2002, is a developer and licensor of embedded wireless connectivity software.

Devices embedded with the software can communicate with each other. For example, a mobile phone may be used to remote-open a car garage door or the refrigerator may want to transfer the data on its contents to the computer. Data communication is possible over a distance of up to 240 feet and voice up to 900 feet.

The company trades on the US OTC exchange and has a market cap of about $19 million.

Airbee started selling its product in the middle of last year — in the previous years it was engaged in developing the software.

For sales, Airbee targets IC vendors and electronic gadget OEMs and also provides turnkey engineering and development solutions.

“The company already has a design win with a meter reader OEM and has unveiled a Zigbee-ready thermostat,” writes Semiconductor Times, a US-based industry magazine.

(ZigBee is a wireless protocol that went live in December 2004). In the calendar year 2005, the company expects to achieve a turnover of $12 million (Rs 55 crore).

Mr. Sundaresan said that the market for short distance wireless home products is beginning to evolve now; he anticipates an explosion in demand.

Mr. Srini Krishnamurthy, Vice President, said that each year 880 million devices that have wires for monitoring and control — such as air conditioners, light bulbs and security systems — are sold.

“This is a huge target market,” he said adding that Airbee’s software could be used to fit any device to replace wires.

Over time, a mobile phone could be used to operate any home appliance, he said.

Mr. Sundaresan also announced that Mr. Mal Gurian, a noted technologist who has worked for companies such as OKI, Sony, Murata and TRW, had joined the board of Airbee in January.

Mr. Gurian is said to have played a pioneering role in introducing mobile telephony in the US.